Exhibit 99.1

Contact:
Investor Relations
801-303-3555
investor_relations@clearone.com

ClearOne Reports Third Quarter Results
ClearOne Reports Record 27% Revenue Growth

SALT LAKE CITY, UTAH - October 23, 2014

Third Quarter 2014 Highlights

•Achieved record third quarter revenue of $15.7 million, up 27% year over year
•Achieved 61% gross margin
•Non-GAAP operating income increased 50% year over year
•Non-GAAP Adjusted EBITDA increased 44% year over year
•Achieved intellectual property milestone with filing of 100th patent application

Financial Summary

(Dollars in thousands, except per share values)	Third Quarter			Year to Date
	2014	2013	Change	2014	2013	Change
Revenue	$15,739	$12,366	27%	$42,558	$35,362	20%
Gross Profit	9,640	7,445	29%	25,406	21,308	19%
Non-GAAP Operating Income	3,485	2,329	50%	6,479	5,523	17%
Non-GAAP Net Income	1,792	1,684	6%	3,989	3,889	3%
Non-GAAP Adjusted EBITDA	3,758	2,608	44%	7,248	6,219	17%
Non-GAAP Diluted EPS	$0.19	$0.18	6%	$0.41	$0.41	—%

ClearOne (NASDAQ: CLRO), a global provider of audio and visual communication solutions, today reported financial results for the three and nine months ended September 30, 2014.
For the 2014 third quarter, revenue increased by 27% to $15.7 million, compared with $12.4 million for the third quarter of 2013. Gross profit for the third quarter was $9.6 million, or 61% of revenue, compared with $7.4 million, or 60% of revenue, for the third quarter of 2013. Non-GAAP operating income for the third quarter increased by 50% to $3.5 million from $2.3 million for the third quarter of 2013. Non-GAAP net income increased 6% to $1.8 million, or $0.19 per diluted share, from $1.7 million, or $0.18 per diluted share, for the third quarter of 2013. Non-GAAP Adjusted EBITDA for the 2014 third quarter increased 44% to $3.8 million, or $0.39 per diluted share, from $2.6 million, or $0.28 per diluted share, for the third quarter of 2013.

For the nine months ended September 30, 2014, revenue increased 20% to $42.6 million from $35.4 million for the nine months ended September 30, 2013. Gross profit increased by 19% to $25.4 million, or 60% of revenue, compared with $21.3 million, or 60% of revenue, for the nine months ended September 30, 2013. Non-GAAP operating income for the nine months ended September 30, 2014 increased by 17% to $6.5 million from $5.5 million for the nine months ended September 30, 2013. Non-GAAP net income for the nine months ended September 30, 2014 remained relatively flat at $4.0 million, or $0.41 per diluted share, from $3.9 million, or $0.41 per diluted share, for the nine months ended September 30, 2013. Non-GAAP Adjusted EBITDA increased 17% to $7.2 million, or $0.75 per diluted share, from $6.2 million, or $0.66 per diluted share, for the nine months ended September 30, 2013.

Revenue growth includes contributions from our recent acquisitions with Sabine contributing $1.3 million in revenue and Spontania contributing $180 thousand in revenue. Spontania added $301 thousand in new bookings. Increase in taxes due to changes in forecasts of our profitability mix across different tax jurisdictions around the world impacted net income for the third quarter of 2014.

ClearOne continued its stock repurchase plan in the third quarter, bringing the total repurchase amount to approximately $4.7 million against an allocation of $10 million.

Cash, cash equivalents and investments totaled $34.3 million at September 30, 2014, down from $42.7 million at December 31, 2013. The decrease is primarily due to the acquisitions of Sabine and Spontania, which closed in March and April of 2014, respectively.

“We continue to enjoy record revenue growth with solid profitability fueled by our strongest lineup of audio and visual solutions to date,” said Zee Hakimoglu, President and Chief Executive Officer. “Strong demand for our professional audio products, including our innovative microphones, contributed to this impressive revenue growth. Our VIEW® Pro enterprise streaming system, which we started shipping last quarter exhibited positive momentum and our Spontania cloud-based media collaboration service continues to make encouraging inroads into the North American market. We believe this augurs well for our future revenue growth.”

Continued Industry-Leading Innovation

During the quarter, ClearOne achieved an important intellectual property milestone when the company filed its 100th patent application in August. The company's portfolio comprises present and future patent protection in five strategic categories: Audio Signal Processing, Video Conferencing, Multimedia Network Streaming, Wireless, and Industrial Design. These patents were filed with the United States Patent and Trademark Office, and with international patent agencies in Europe and the Asia-Pacific region. To date, 61 of these patents have been granted with 39 more in process.

At the end of the third quarter, the company released five new models of digital wireless microphones for the European Union, which are expected to increase the footprint of its wireless microphones in Europe significantly. This new series of digital wireless microphones from ClearOne has been redesigned with a unique method for data compression that reduces the occupied bandwidth from 500 kHz to 200 kHz per channel to comply with European standards, without compromising the quality and fidelity of the reproduced audio signal.

During the quarter ClearOne also struck two separate partnerships with service providers to incorporate the Spontania cloud-based media collaboration platform into their workflow applications - one related to healthcare and the other to education. Industries such as healthcare, education, enterprise, finance, public sector, and others can take advantage of Spontania by integrating voice, video and web collaboration into their new or existing workflow processes.

In July, ClearOne was named by TMCnet™ as a recipient of the 2014 Communications Solutions Product of the Year Award for its revolutionary Beamforming Microphone Array. One of TMC's most coveted awards, the Communications Solutions Product of the Year Award honors exceptional products and services that facilitate voice, data, and video communications that were recently brought to market. Technology Marketing Corporation (TMC) is the world's leading business to business and integrated marketing media company, servicing niche markets within the communications and technology industries.

ClearOne was also profiled in the prestigious CRN 2014 Network Connectivity Services Partner Program Guide (PPG) for the ClearOne Premier Partner Program. Each year, CRN highlights the industry leaders in the telecom, cloud, and connectivity industries. It also recognizes industry leaders ready, willing, and able to help partners understand and benefit from technology convergence.

Non-GAAP Financial Measures
ClearOne provides non-GAAP financial information in the form of non-GAAP operating income, non-GAAP net income, Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization ("EBITDA") and corresponding earnings per share to investors to supplement GAAP financial information. ClearOne believes that excluding certain items from GAAP results allows ClearOne's management to better understand ClearOne's consolidated financial performance from period to period as management does not believe that the excluded items are reflective of underlying operating performance. Non-GAAP operating income, non-GAAP net income, Adjusted EBITDA and corresponding earnings per share excludes certain costs and expenses, the details of which are provided below in the tables containing the reconciliation between GAAP and non-GAAP financial measures. The exclusion of these items in the non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent, or unusual. ClearOne believes non-GAAP financial measures will provide investors with useful information to help them evaluate ClearOne's operating results and projections. This non-GAAP financial information is not meant to be considered in isolation or as a substitute for operating income, net income or other financial measures prepared in accordance with GAAP. There are limitations to the use of non-GAAP financial measures. Other companies, including companies in ClearOne's industry, may calculate non-GAAP financial measures differently than ClearOne does, limiting the usefulness of those measures for comparative purposes. A detailed reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is included with this release.

About ClearOne

ClearOne is a global company that designs, develops and sells conferencing, collaboration, streaming and digital signage solutions for voice and visual communications.  The performance and simplicity of its advanced comprehensive solutions offer unprecedented levels of functionality, reliability and scalability.  More information about the company can be found at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including acquisitions or investments the company may make to fuel growth, the purchase of common stock under the company's stock repurchase program and any statements of the plans and objectives of management for future operations and forecasts of future growth and value, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

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http://investors.clearone.com

CLEARONE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value)

	As of September 30, 2014	As of December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$8,892	$17,192
Marketable securities	5,785	3,200
Receivables, net of allowance for doubtful accounts of $71 and $129, respectively	9,658	9,378
Inventories, net	11,673	10,758
Distributor channel inventories	1,607	1,520
Deferred income taxes	3,378	3,325
Prepaid expenses and other assets	3,270	2,693
Total current assets	44,263	48,066
Long-term marketable securities	19,666	22,326
Long-term inventories, net	992	551
Property and equipment, net	2,106	1,825
Intangibles, net	8,767	3,710
Goodwill	12,596	3,472
Deferred income taxes	1,303	1,024
Other assets	114	87
Total assets	$89,807	$81,061
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,852	$2,730
Accrued liabilities	4,452	1,761
Deferred product revenue	4,980	4,158
Total current liabilities	12,284	8,649
Deferred rent	256	286
Other long-term liabilities	2,395	1,791
Total liabilities	14,935	10,726
Shareholders' equity:
Common stock, par value $0.001, 50,000,000 shares authorized, 9,163,177 and 8,986,080 shares issued and outstanding	9	9
Additional paid-in capital	44,645	41,311
Accumulated other comprehensive income	83	23
Retained earnings	30,135	28,992
Total shareholders' equity	74,872	70,335
Total liabilities and shareholders' equity	$89,807	$81,061

CLEARONE, INC.
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in thousands, except per share values)

	Quarter ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenue	$15,739	$12,366	$42,558	$35,362
Cost of goods sold	6,099	4,921	17,152	14,054
Gross profit	9,640	7,445	25,406	21,308

Operating expenses:
Sales and marketing	2,791	2,220	8,504	6,575
Research and product development	2,315	1,788	6,886	5,497
General and administrative	1,487	1,405	5,079	4,639
Proceeds from litigation, net	—	(272)	—	(272)
Total operating expenses	6,593	5,141	20,469	16,439

Operating income	3,047	2,304	4,937	4,869
Other income, net	70	85	215	117
Income before income taxes	3,117	2,389	5,152	4,986
Provision for income taxes	1,471	726	2,082	1,548
Net income	$1,646	$1,663	$3,070	$3,438

Basic earnings per common share	$0.18	$0.18	$0.33	$0.38
Diluted earnings per common share	$0.17	$0.18	$0.32	$0.36

Basic weighted average shares outstanding	9,198,730	9,027,764	9,182,875	9,090,903
Diluted weighted average shares outstanding	9,607,644	9,406,941	9,615,878	9,485,808

Comprehensive income:
Net income	$1,646	$1,663	$3,070	$3,438
Unrealized gain(loss) on available-for-sale securities, net of tax	(78)	55	60	(33)
Comprehensive income	$1,568	$1,718	$3,130	$3,405

CLEARONE, INC.
UNAUDITED RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(Dollars in thousands, except per share values)

	Quarter ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenue	$15,739	$12,366	$42,558	$35,362
Cost of goods sold	6,097	4,919	17,146	14,048
Gross profit	9,642	7,447	25,412	21,314

Operating expenses:
Sales and marketing	2,771	2,199	8,444	6,520
Research and product development	2,303	1,774	6,853	5,459
General and administrative	1,083	1,145	3,636	3,812
Total operating expenses	6,157	5,118	18,933	15,791

Non-GAAP operating income	3,485	2,329	6,479	5,523
Other income (expense), net	70	85	215	117
Income before income taxes	3,555	2,414	6,694	5,640
Provision for income taxes	1,763	730	2,705	1,751
Non-GAAP Net income	$1,792	$1,684	$3,989	$3,889

Basic Non-GAAP earnings per common share	$0.19	$0.19	$0.43	$0.43
Diluted Non-GAAP earnings per common share	$0.19	$0.18	$0.41	$0.41

Basic weighted average shares outstanding	9,198,730	9,027,764	9,182,875	9,090,903
Diluted weighted average shares outstanding	9,607,644	9,406,941	9,615,878	9,485,808

GAAP Net Income	$1,646	$1,663	$3,070	$3,438
Adjustments:
Share-based compensation	98	79	266	205
Amortization of purchased intangibles	268	143	701	404
Legal expenses for litigation relating to indemnification of former officers, theft of our intellectual property claims and our claim for damages	56	50	116	234
Acquisition related expenses	16	25	459	83
Proceeds from litigation	—	(272)	—	(272)
Total of adjustments before taxes	438	25	1,542	654
Income taxes affected by the above adjustments	292	4	623	203
Total adjustments	146	21	919	451
Non-GAAP Net Income	$1,792	$1,684	$3,989	$3,889

CLEARONE, INC.
UNAUDITED RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA
(Dollars in thousands, except per share values)

	Quarter ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
GAAP net income	$1,646	$1,663	$3,070	$3,438
Adjustments:
Provision for income taxes	1,471	726	2,082	1,548
Depreciation and amortization	471	337	1,255	983
Non-GAAP EBITDA	3,588	2,726	6,407	5,969
Proceeds from litigation, net of legal expenses and special bonus to officers	—	(272)	—	(272)
Share-based compensation	98	79	266	205
Legal expenses for litigation relating to indemnification of former officers, theft of our intellectual property claims and our claim for damages	56	50	116	234
Acquisition related expenses	16	25	459	83
Non-GAAP Adjusted EBITDA	$3,758	$2,608	$7,248	$6,219

Basic weighted average shares outstanding	9,198,730	9,027,764	9,182,875	9,090,903
Diluted weighted average shares outstanding	9,607,644	9,406,941	9,615,878	9,485,808

Basic Non-GAAP Adjusted EBITDA per common share	$0.41	$0.29	$0.79	$0.68
Diluted Non-GAAP Adjusted EBITDA per common share	$0.39	$0.28	$0.75	$0.66